Exhibit 10.1

KEY POSITION AGREEMENT

This Key Position Agreement (the “Agreement”), is made and entered into on January 6, 2010 (the “Effective Date”), by and between PAUL R. GARCIA (“Executive”), a resident of the state of Georgia, and GLOBAL PAYMENTS INC. (the “Company”), a Georgia corporation.

This Agreement shall be null and void (i) if Executive’s employment terminates prior to July 31, 2013, or (ii) if, after July 31, 2013, Executive voluntarily terminates employment without having given at least one year’s advance written notice to the Company (subject to waiver by the Company as set forth herein).

The Company and Executive acknowledge that through his leadership position with the Company, Executive has access to substantial trade secrets and confidential information of the Company and is a repository of significant Company goodwill in the marketplace. The Company and Executive agree that the Company has a need and a right to reasonable protection of the Company’s trade secrets, confidential information and goodwill and that Executive’s entering into direct competition with the Company within the reasonably limited time and territory set forth below would cause substantial unfair harm to the Company. The Company and Executive also agree that it is in the long-term best interests of the Company and it shareholders for Executive to retain a significant portion of his equity ownership in the Company for a period of time following his termination of employment. Because the Company desires to protect its legitimate business interests and to foster the long-term interests of its shareholders and because Executive is willing to agree to the reasonable restrictions set forth herein, both parties, in consideration of the mutual and exchanged promises and agreements contained herein, hereby agree as follows.

Section 1. Certain Defined Terms.

For purposes of this Agreement, the following terms have the following meanings:

“Key Position Retirement Date” means the date on or after July 31, 2013 on which Executive incurs a voluntary “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (without giving effect to any elective provisions that may be available under such definition of separation from service) and for which Executive provides at least one year’s advance notice (subject to waiver by the Company as set forth in Section 5(g) below). Such notice shall not be given before July 31, 2012. Notwithstanding the foregoing, in the event that Executive dies after he has given notice pursuant to this Agreement but before the end of the notice period, the date of Executive’s death shall be the Key Position Retirement Date for the purposes of this Agreement. For the avoidance of doubt, in no event shall the Key Position Retirement Date be triggered by (i) the involuntary termination of Executive’s employment by the Company, other than the Company’s waiver of any portion of Executive’s notice of termination as set forth in Section 5(g) below, or (ii) by Executive’s resignation for “Good Reason” under the terms of the Employment Agreement.

“Employment Agreement” means that certain Employment Agreement, dated as of July 12, 2000, between the Company and Executive, as the same has been or may be amended from time to time.

“Release” means a full and general release of claims in a form and substance acceptable to the Company.

“Restrictive Covenants” means the restrictive covenants set out in Section 2 of this Agreement.

“Stock Retention Requirements” means the stock retention requirements set out in Section 4 of this Agreement.

Section 2. Refraining from Unfair Competitive Activities.

(a) Nonsolicitation of Customers. For a period of four years after the Key Position Retirement Date, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than the Company, solicit or attempt to solicit for the purpose of engaging in the sale or provision of electronic products or services to facilitate movement in electronic commerce of payment and financial information, merchant processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services (the “Business Activities”), any customer or client of the Company whom Executive actively solicited, with whom Executive worked, or with whom Executive otherwise had material contact in the course of Executive’s employment with the Company within the two (2) years prior to the Key Position Retirement Date.

(b) Noncompetition. For a period of four years after the Key Position Retirement Date, Executive shall not, within the Restricted Area, without the prior written consent of the Board of Directors of the Company, which consent may be withheld at the sole discretion of the Board of Directors of the Company, engage or participate in the Business Activities as a business executive, officer, member of the Board of Directors or other executive management capacity, on his own behalf or for any of the following businesses or enterprises, or their successors in interest, that compete with the Company: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Fifth Third Processing Solutions, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Nova Information Services (now known as Elavon), Moneris Solutions, Western Union and MoneyGram Payment Systems, Inc. For purposes of this Section, the “Restricted Area” shall be the area in which Executive is responsible for carrying out the Business Activities on behalf of the Company, which consists of the following: States of California, Florida, Georgia, Illinois, Maryland, Michigan, New York, Pennsylvania, Texas and Massachusetts.

(c) Nonrecruitment of Employees. For a period of four years after the Key Position Retirement Date, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than the Company, solicit or recruit for employment or encourage to leave employment with the Company, any person with whom Executive worked during Executive’s employment, who was employed by the Company in a sales, supervisory, managerial or executive capacity, and who has not thereafter ceased to be employed by the Company for a period of at least one (1) year.

Section 3. Consideration Payable to Executive.

(a)	Cash consideration.

(i)	In consideration for and contingent upon Executive’s compliance with the Restrictive Covenants and the Stock Retention Requirements throughout the first year following the Key Position Retirement Date, the Company shall pay to Executive the sum of Five Hundred Thousand Dollars ($500,000.00), payable in a lump sum within thirty (30) days following the first anniversary of the Key Position Retirement Date.

(ii)	In consideration for and contingent upon Executive’s compliance with the Restrictive Covenants and the Stock Retention Requirements throughout the entire first two years following the Key Position Retirement Date, the Company shall pay to Executive an additional sum of Five Hundred Thousand Dollars ($500,000.00), payable in a lump sum within thirty (30) days following the second anniversary of the Key Position Retirement Date.

(iii)	In consideration for and contingent upon Executive’s compliance with the Restrictive Covenants and the Stock Retention Requirements throughout the entire first three years following the Key Position Retirement Date, the Company shall pay to Executive an additional sum of Five Hundred Thousand Dollars ($500,000.00), payable in a lump sum within thirty (30) days following the third anniversary of the Key Position Retirement Date.

(iv)	In consideration for and contingent upon Executive’s compliance with the Restrictive Covenants and the Stock Retention Requirements throughout the entire first four years following the Key Position Retirement Date, the Company shall pay to Executive an additional sum of Five Hundred Thousand Dollars ($500,000.00), payable in a lump sum within thirty (30) days following the fourth anniversary of the Key Position Retirement Date.

(v)	Payments for each year of compliance with the Restrictive Covenants and the Stock Retention Requirements shall be on an all-or-nothing basis, with no prorata payment for partial years of compliance. In no event shall Executive be entitled to receive more than a total of Two Million Dollars ($2,000,000.00) under Section 3(a) of this Agreement.

(vi)	In the case of Executive’s death, the payments referred to under Section 3(a)(i) through 3(a)(iv) of this Agreement will be paid to his estate in the same form and at the same time and manner as would have been provided to Executive, except that the Stock Retention Requirements set forth in Section 4 shall terminate upon the Executive’s death.

(b) Stock Option Awards. As of the Key Position Retirement Date, but subject to the Executive’s (or his estate’s) execution and non-revocation of a Release within twenty (20) days following the Key Position Retirement Date, there shall be an immediate lapse of all remaining service-based restrictions on Executive’s then unvested but outstanding stock option awards. Any such stock options shall remain exercisable until the earlier of (a) five years after the Key Position Retirement Date or (b) the expiration date of such stock option. Any shares of Company stock acquired upon the exercise of such stock option awards shall be subject to the Stock Retention Requirements.

(c) Restricted Stock Awards. As of the Key Position Retirement Date, but subject to the Executive’s (or his estate’s) execution and non-revocation of a Release within twenty (20) days following the Key Position Retirement Date, there shall be an immediate vesting of Executive’s outstanding restricted stock or stock unit awards (but excluding performance-based awards which are described below). Any shares of Company stock acquired upon the vesting or settlement of such restricted stock or stock unit awards shall be subject to the Stock Retention Requirements.

(d) Performance-Based Incentive Awards. Any performance-based incentive awards held by Executive as of the Key Position Retirement Date shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out based on actual performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period. Any shares of Company stock acquired upon the settlement of such performance awards shall be subject to the Stock Retention Requirements.

(e) Retirement Health Benefits. Executive shall be entitled to continuation of health care benefits for a period of up to 48 months after the Key Position Retirement Date, as provided in the remainder of this paragraph. If the Company is able to provide Executive continued coverage under the Company’s group medical, dental, vision and/or prescription drug plans, then for a period of 48 months after the Retirement Date (the “Welfare Benefits Continuation Period”), Executive (or his surviving dependents in the case of his death) shall continue to participate in such plans at the same cost to Executive (or his estate) as if he had remained employed during the Welfare Benefits Continuation

Period and paid the active employee rate for such coverage, provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer (including coverage available to Executive’s spouse), the Company’s obligation to provided continued health coverage as described herein shall cease, except as otherwise provided by law; (B) the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder (COBRA), shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations; (C) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (D) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of any eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (F) Executive’s rights pursuant to this Section 3(e) shall not be subject to liquidation or exchange for another benefit. If Executive would not be eligible for continued coverage under the Company’s health plans beyond the applicable COBRA period, and if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or his eligible dependents would be entitled under COBRA, then during the nineteenth (19th) month after the Key Position Retirement Date, the Company shall pay to Executive a lump sum cash payment equal to the applicable monthly premium under COBRA (less the 2% administrative fee and less the active-employee rate for such coverage), multiplied by the number of months remaining in the Welfare Benefits Continuation Period.

Section 4. Stock Retention Requirements.

For a period of one year after the Key Position Retirement Date, Executive shall not sell, pledge, encumber or otherwise transfer any shares of Company stock that Executive may acquire after the Key Position Retirement Date in accordance with Section 3(b), (c), or (d) above (the “Acquired Shares”); provided however, that the Company may withhold Acquired Shares or Executive may sell Acquired Shares in an amount sufficient to cover statutory tax withholding requirements in connection with the vesting, exercise or settlement of such awards. At the end of such one-year restriction period, Executive may sell or otherwise dispose of up to 25% of the Acquired Shares per year, on a cumulative basis.

Section 5. Miscellaneous.

(a) Severability and Attorneys’ Fees. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Executive agrees and acknowledges that if the Company successfully enforces any right under this Agreement through legal process of any kind, then the Company shall be entitled to recover from Executive its costs of such enforcement, including reasonable attorneys’ fees.

(b) Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

(d) Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

(e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10B Glenlake Parkway
Atlanta, Georgia 30328
Office of the Corporate Secretary

To Executive:	Paul R. Garcia
4747 Northside Drive
Atlanta, Georgia 30327

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f) Irrevocability of Notice. Once notice is given hereunder by Executive, such notice is irrevocable without the written consent of the Committee.

(g) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. Except as expressly provided herein, this Agreement does not supersede the Employment Agreement, and this Agreement is not superseded by the Employment Agreement.

Notwithstanding the foregoing, in the event that, on or after July 13, 2012, Executive shall have given advance notice hereunder of his intent to voluntarily terminate employment, the Company thereafter relinquishes any right it may have under the Employment Agreement to terminate Executive other than for Cause (as defined in the Employment Agreement), but the Company may waive Executive’s voluntary termination notice, in whole or in part, and terminate Executive’s employment at anytime during such notice period, and in such case this Agreement shall remain in effect in accordance with its terms and Executive shall not be entitled to any severance benefits under Section 8 of the Employment Agreement; provided however that, in the case of a waiver of notice, Executive shall be entitled to receive (i) his salary for any remaining portion of the notice period so waived and (ii) a bonus, to the extent earned, with respect to any ongoing performance period that commenced prior to Executive’s giving of notice of his intent to terminate. For purposes of the bonus calculation referred to in the foregoing sentence, such bonus shall be paid on the normal payment date for bonus payments, at which time such bonus will be paid out based on actual performance through the end of the performance period. Any termination for Cause shall be governed by the terms of the Employment Agreement and nothing herein shall be applicable.

If Executive gives notice of intent to resign for “Good Reason” under the Employment Agreement, this Agreement shall expire and Executive shall have no rights or obligations hereunder. If Executive otherwise gives notice hereunder of his intent to voluntarily terminate employment, Executive waives his right to terminate for “Good Cause” or for “Retirement” under the Employment Agreement.

This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stating that it is intended to amend this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL PAYMENTS INC.		EMPLOYEE

By:	/s/ Suellyn P. Tornay	/s/ Paul R. Garcia
Title:	Executive Vice President and General Counsel	Paul R. Garcia